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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Bartlett                        Lawrence                          L
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    2740 Corte Marie
--------------------------------------------------------------------------------
                                   (Street)

    Walnut Creek                    CA                                94598
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol Amnis Systems Inc.      (AMNM)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year   April 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X Director     X  Officer             ___ 10% Owner    ___ Other
    ---            ---                (give title below)        (specify below)
    Vice President, Chief Financial Officer and Secretary
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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   None
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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Employee Stock Option              $2.00               04/16/01             A        V             20,000
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Employee Stock Option              $2.00               04/16/01             A        V              7,500
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Employee Stock Option              $2.00               04/16/01             A        V             10,000
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Employee Stock Option              $2.00               04/16/01             A        V              5,000
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Employee Stock Option              $2.00               04/16/01             A        V              7,500
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Employee Stock Option              $0.375              04/16/01             A        V            375,000
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Employee Stock Option              $0.375              04/16/01             A        V             50,000
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option              $2.00               04/16/01             A        V            160,000
-----------------------------------------------------------------------------------------------------------------------------

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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
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                                                 Commom
                              (1)       6/30/08  Stock       20,000            (2)         20,000           D
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                                                 Commom
                              (3)       1/7/09   Stock       7,500             (4)         7,500            D
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                                                 Commom
                              (5)       3/4/09   Stock       10,000            (6)         10,000           D
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                                                 Commom
                              (7)       7/2/09   Stock       5,000             (8)         5,000            D
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                                                 Commom
                              (9)       10/7/09  Stock       7,500             (10)        7,500            D
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                                                 Commom
                              (11)      5/25/10  Stock       375,000           (12)      375,000            D
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                                                 Commom
                              (13)      5/25/10  Stock       50,000            (14)       50,000            D
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                                                 Commom
                              (15)      4/9/11   Stock      160,000            (16)      160,000            D
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Explanation of Responses:

(1) The option is immediately exercisable as to 14,167 shares and vests at a rate of 2-1/2% per month thereafter.

(2) Received in connection with the merger of Optivision, Inc. with TTS Acquisition, Inc., a wholly-owned subsidiary of Amnis Systems Inc. (the "Merger"), In exchange for an employee stock option to acquire 200,000 shares of Optivision, Inc. common stock for $0.20 per share.

(3) The option is immediately exercisable as to 4,219 shares and vests at a rate of 2-1/2% per month thereafter.

(4) Received in the Merger in exchange for an employee stock option to acquire 75,000 shares of Optivision, Inc. common stock for $0.20 per share.

(5) The option is immediately exercisable as to 5,208 shares and vests at a rate of 2-1/2% per month thereafter.

(6) Received in the Merger in exchange for an employee stock option to acquire 100,000 shares of Optivision, Inc. common stock for $0.20 per share.

(7)  The option is immediately exercisable

(8) Received in the Merger in exchange for an employee stock option to acquire 50,000 shares of Optivision, Inc. common stock for $0.20 per share.

(9) The option is immediately exercisable as to 4,219 shares and vests at a rate of 2-1/2% per month thereafter.

(10) Received in the Merger in exchange for an employee stock option to acquire 75,000 shares of Optivision, Inc. common stock for $0.20 per share.

(11) The option is immediately exercisable as to 171,875 shares and vests at a rate of 2-1/2% per month thereafter.

(12) Received in the Merger in exchange for an employee stock option to acquire 3,750,000 shares of Optivision, Inc. common stock for $0.0375 per share.

(13) The option is immediately exercisable as to 50,000 shares and vests at a rate of 2-1/2% per month thereafter.

(14) Received in the Merger in exchange for an employee stock option to acquire 500,000 shares of Optivision, Inc. common stock for $0.0375 per share.

(15) The option is immediately exercisable as to nil shares and vests at a rate of 2-1/2% per month thereafter.

(16) Received in the Merger in exchange for an employee stock option to acquire 1,600,000 shares of Optivision, Inc. common stock for $0,20 per share.


            /s/ Lawrence L. Bartlett            05/02/01
          -------------------------------  -----------------
          **Signature of Reporting Person        Date


       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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